Exhibit 10.2

PROMISSORY NOTE

August 21, 2015	Up to $1,500,000

For value received, TRANSATLANTIC PETROLEUM (USA) CORP., a Delaware corporation (the “Company”), hereby promises to pay to MARY WEST CRT 2 LLC or its registered assigns (the “Holder”), the principal sum of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS AND NO CENTS ($1,500,000.00) or so much as may be advanced hereunder, on the dates specified herein, with interest as specified herein.

This Note is subject to the following additional provisions, terms and conditions:

ARTICLE 1

DEFINITIONS

1.1 Certain Definitions.

“Applicable Rate” means 9.0% per annum.

“Asset Sale/Joint Venture/Financing Repurchase Event” means the consummation of any (i) sale, lease or other transfer in one transaction or a series of related transactions of Hydrocarbon Interests of the Parent or any Subsidiary for net cash proceeds of at least $13.75 million (including by means of the sale of all the capital stock of a Subsidiary or by means of a merger, consolidation or similar transaction) or (ii) issuance by the Parent of a note, bond or similar debt security that results in net cash proceeds of at least $13.75 million, excluding term loans, credit facilities or similar lending arrangements with commercial banks.

“Bankruptcy Law” means Title 11, United States Code or any similar Bermuda or United States federal or state law for the relief of debtors.

“Business Day” means any day that is not a Saturday or Sunday or a day on which banks are required or permitted to be closed in Chicago, Illinois.

“Common Shares” means the common shares, par value $0.10 per share, of the Parent.

“Collateral” shall mean the Common Shares acquired under the Stock Repurchase Agreement. The Company will hold the Collateral until this Note is repaid in full.

“Default Rate” means 15.0% per annum.

“Distribution Event” means any insolvency, bankruptcy, receivership, liquidation, reorganization or similar proceeding (whether voluntary or involuntary) relating to the Company or Parent or their property, or any proceeding for voluntary liquidation, dissolution or other winding up of the Company or Parent, whether or not involving insolvency or bankruptcy.

“Event of Default” has the meaning given to such term in Section 5.1 of this Note.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Fundamental Change” is an event that shall be deemed to have occurred at such time after this Note is originally issued that any of the following occurs:

(a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than a Permitted Holder, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Parent’s common equity representing more than 20% of the voting power of the Parent’s common equity, provided that such threshold shall be 35% or more of the voting power of the Parent’s common equity in cases where a person or group consists of holders who became a person or group as a result of acting or agreeing to act together as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, voting or disposing of common equity of the Parent held by such persons prior to such action or agreement;

(b) the consummation of (A) any recapitalization, reclassification or change of the Common Shares (other than changes resulting from a subdivision or combination) as a result of which the Common Shares would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Parent pursuant to which the Common Shares will be converted into cash, securities or other property; (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Parent and its Subsidiaries, taken as a whole, to any Person other than the Parent or one of the Parent’s Subsidiaries; or (D) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the assets of the Company to any Person other than the Parent; provided, however, that a transaction described in clause (B) in which the holders of all classes of the Parent’s common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a Fundamental Change;

(c) the shareholders of the Parent approve any plan or proposal for the liquidation or dissolution of the Parent;

(d) the Common Shares cease to be listed or quoted on any Recognized Exchange; or

(e) the Company ceases to be a wholly-owned subsidiary of Parent;

provided, however, that a transaction or transactions shall not constitute a Fundamental Change if at least 90% of the consideration received or to be received by the common shareholders of the Parent, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any Recognized Exchange or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions.

“Funded Debt” means funded indebtedness for money borrowed of the Company that by its terms will mature or will have mandatory principal repayments in cash (excluding contingent repayments arising due to asset sales, excess cash flow, change of control, equity issuances or similar events) on or prior to the Maturity Date. For the avoidance of doubt, Funded Debt does not include capital lease obligations, purchase money obligations and other obligations representing the unpaid purchase price of goods or services, hedging or swap obligations, obligations in respect of surety or performance bonds or letters of credit, contingent obligations, and obligations pursuant to operating agreements, production sharing agreements, mineral leases, royalty interests, working interests, agreements for the purchase, sale, transportation or exchange of hydrocarbons, processing agreements, joint venture agreements and other contracts customarily used in the conduct of the oil and gas business.

“Holder” has the meaning given to such term in the first paragraph of this Note.

“Hydrocarbon Interests” means oil and natural gas fee mineral interests, leases, licenses, working interests, and concessions.

“Initial Tranche” shall mean $500,000.

“Interest Payment Date” means each of January 1, 2016, April 1, 2016 and July 1, 2016.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Maturity Date” means October 1, 2016.

“Maximum Rate” means the maximum nonusurious interest rate permitted under applicable law.

“Note” means this Promissory Note made by the Company payable to the Holder, together with all amendments and supplements hereto, all substitutions and replacements herefor, and all renewals, extensions, increases, restatements, modifications, rearrangements and waivers hereof from time to time.

“Parent” means TransAtlantic Petroleum Ltd., a Bermuda company with limited liability.

“Permitted Holder” means N. Malone Mitchell, 3rd and any other Person that, directly or indirectly, is controlled by him.

“Permitted Liens” means (a) Liens on property securing Funded Debt that exist at the time the Company acquires the property, including any acquisition by means of a merger or consolidation of a Person with or into the Company, but only if at the time of such acquisition such Liens do not secure Funded Debt in an aggregate principal amount in excess of the fair market value of the property so acquired and (b) Liens to secure any refinancing (or successive refinancings) as a whole, or in part, of Funded Debt secured by any Permitted Lien, but only if (y) the principal amount of Funded Debt secured by such Lien at such time is not increased by an amount greater than the amount necessary to pay accrued but unpaid interest and any fees and expenses, including premiums, related to such refinancing and (z) the Lien securing such Funded Debt is limited to the same assets that secured the debt being so refinanced.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Recognized Exchange” means the Toronto Stock Exchange, the NYSE MKT, the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or any other stock exchange of similar reputation (or any of their respective successors).

“SEC” means the U.S. Securities and Exchange Commission or any successor to the rights and duties thereof.

“Stock Repurchase Agreement” means that certain Stock Repurchase Agreement between National Financial Services LLC and the Company, dated March 30, 2015.

“Subsequent Tranche” shall mean increments of $250,000.

“Subsidiary” means any direct or indirect subsidiary of the Parent. For the avoidance of doubt, the Company is a Subsidiary of the Parent.

ARTICLE 2

BASIC TERMS

2.1 Principal.

(a) Scheduled Repayment. Except as otherwise provided in this Note, the principal of this Note shall be due and payable on the Maturity Date.

(b) Optional Prepayment. This Note may be prepaid in whole or in part at any time, and from time to time, without premium or penalty.

2.2 Interest.

(a) The Company agrees to pay interest in respect of the unpaid principal amount of this Note at a rate per annum equal to the lesser of the Applicable Rate and the Maximum Rate. Notwithstanding the preceding sentence, the Company agrees to pay interest in respect of overdue principal, and, to the extent permitted by law, overdue interest, at a rate per annum equal to the lesser of the Default Rate and the Maximum Rate.

(b) Interest on the principal of this Note shall be due and payable (i) on each Interest Payment Date and the Maturity Date, (ii) upon the payment or prepayment, in full or in part, of any of the principal of this Note (but only with respect to the principal of the Note so prepaid), (iii) at the maturity of this Note (whether by acceleration or otherwise), and (iv) after maturity (whether by acceleration or otherwise), on demand.

(c) All computations of interest, both before and after maturity, shall be made on the basis of a year of 360 days comprised of twelve 30 day months.

2.3 Payments in General. Whenever any payment to be made under this Note shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the applicable rate during such extension. Each payment received by the Holder shall be applied (x) first to all costs and expenses incurred by Holder in enforcing this Note, (y) second, to the payment of accrued but unpaid interest hereunder, and (z) third, to the reduction of the unpaid principal balance hereof.

2.4 Advances. The initial principal amount of this Note shall equal the Initial Tranche. Subsequent Tranches may be drawn by delivering written draw requests to the Holder no less than three (3) Business Days before the requested borrowing date. No advances shall be made after December 31, 2015.

2.5 Purpose of Loan. The proceeds from the loan are to be used only for the Company’s purchase of Common Shares under the Stock Repurchase Agreement.

ARTICLE 3

COVENANTS

The Company hereby covenants and agrees with the Holder that, so long as the principal of or interest on any Note shall be unpaid:

3.1 Compliance with Law. The Company will do or cause to be done all things necessary (i) to preserve and keep in full force and effect at all times the Company’s existence, and (ii) to cause the Parent and its Subsidiaries to comply in all material respects with all applicable laws and all applicable rules, regulations and orders issued by any governmental authority, noncompliance with which could reasonably be expected to have a material adverse effect on the business, operations, assets and/or financial or other condition of the Parent and its Subsidiaries taken as a whole (but any such noncompliance contested by the Parent or any Subsidiary in good faith by appropriate proceedings shall not constitute a breach of this Section 3.1(ii)).

3.2 Performance of Liabilities. The Company will (i) duly pay and discharge all of its material obligations in a timely manner, other than obligations that the Company is contesting in good faith by appropriate proceedings, and (ii) duly pay and discharge all taxes before the same shall become in default, which taxes, if unpaid, might become a Lien upon any properties of the Company if the loss of such properties could reasonably be expected to have a material adverse effect on the business, operations, prospects, assets and/or financial or other condition of the Company and its Subsidiaries taken as a whole.

3.3 Reporting Requirements. The Company shall furnish to the Holder the following:

(a) Defaults. Within five business days after obtaining knowledge of the occurrence of any Event of Default, a statement of an appropriate officer of the Company setting forth the details of such Event of Default and the action that the Company has taken or proposes to take with respect thereto.

(b) Financial Statements. As soon as available, a copy of the annual audit report for each fiscal year for the Parent, including therein the balance sheet of the Parent as of the end of such fiscal year and related statements of income, shareholders’ equity and cash flows for such fiscal year; provided, that the Parent shall not be required to deliver any financial statements of the Parent to the Holder if the Parent is subject to the periodic reporting requirements of the Exchange Act.

(c) Litigation. Notification in writing within 10 days after learning thereof, of any litigation against the Parent or its Subsidiaries involving an amount in controversy exceeding $10,000,000, whether or not the claim is considered by the Parent to be covered by insurance.

3.4 Fundamental Change Repurchase. If a Fundamental Change occurs at any time prior to the Maturity Date, the Company shall repay the principal amount of this Note, plus accrued and unpaid interest.

3.5 Limitations on Liens.

(a) The Company shall not incur or permit to exist any Lien of any nature whatsoever on any of its properties, whether owned as of the date hereof or hereafter acquired, securing Funded Debt, other than Permitted Liens, without effectively providing that this Note shall be secured equally and ratably with (or, at the Company’s election, prior to) such Funded Debt for so long as such Funded Debt is so secured. Any Lien created securing this Note pursuant to the preceding sentence will be automatically and unconditionally released and discharged upon (i) the release and discharge of all Liens securing Funded Debt to which it relates or (ii) any sale or transfer to an independent third party of the property secured by such Lien (but if the net proceeds of such sale or transfer are applied towards the repayment of Funded Debt secured by such property, then the release and discharge of the Lien securing this Note shall only occur pursuant to this sentence if such net proceeds shall also be applied, on a pro rata basis, towards the repayment of the principal of this Note).

(b) The Company shall not incur or permit to exist any Lien of any nature whatsoever on the Collateral except in favor of Holder.

3.6 Asset Sale/Joint Venture Event. If an Asset Sale/Joint Venture/Financing Repurchase Event occurs at any time prior to the Maturity Date, on or concurrently with the occurrence any such event, the Company will send a notice to Holder describing the transaction or transactions that constitute the event and promptly repay the Note in full, including any accrued but unpaid interest.

3.7 Origination Fee. In consideration of Holder making the advances contemplated by this Note, the Company covenants and agrees to pay Holder a loan origination fee equal to $15,000 concurrently with the execution of this Note by the Company.

3.8 Opinion of Counsel. On or prior to the execution of this Note by the Company, the Company shall deliver an opinion of counsel to the Company, in form and substance reasonably acceptable to Holder, that the execution, delivery and performance of the Note and the Guaranty by the Company and Parent, respectively, will not constitute a breach of or default under the (i) Indenture, dated as of February 20, 2015, between Parent and U.S. Bank National Association, as trustee; and (ii) Credit Agreement, dated as of May 6, 2014, among Amity Oil International Pty Ltd, DMLP, Ltd., Petrogas Petrol Gaz ve Petrokimya Ürünleri Inşaat Sanayi ve Ticaret A.Ş., Talon Exploration, Ltd., TransAtlantic Exploration Mediterranean International Pty. Ltd., and TransAtlantic Turkey, Ltd., as borrowers, Parent, the Company and TransAtlantic Worldwide, Ltd., as guarantors, the lenders party thereto from time to time, BNP Paribas (Suisse) SA as coordinating mandated lead arranger, sole bookrunner, letter of credit issuer, administrative agent, collateral agent and technical agent, and International Finance Corporation, as mandated lead arranger.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Holder that:

4.1 Execution and Delivery. The execution, delivery, and performance by the Company of this Note and the consummation of the transactions contemplated hereby do not and will not (i) violate in any material respect any provision of federal, state, or local law or regulation applicable the Company, or any order, judgment, or decree of any court or other governmental authority binding on the Company, or any of its organizational documents, (ii) result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement to which the Company is a party or bound, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of the Company other than Liens in favor of the Holder, (iv) require any approval or consent of any third party under any material agreement to which the Company is a party or bound, other than consents or approvals that have been obtained and that are still in force and effect, or (v) require any material registration with, consent, or approval of, or notice to, or other action with or by, any governmental authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect. Without limiting the generality of the foregoing, the Company is not party to any agreement that by its terms would preclude the Company from paying amounts due under this Note when due.

4.2 Consents and Approvals. No consent, approval, authorization or other order of any Person and no consent, authorization, approval, or other action by, and no notice to or filing with, any governmental authority is required for the execution, delivery or performance of this Agreement by the Company.

4.3 Enforceability. This Note has been duly executed, delivered and authorized by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

4.4 Litigation. There are no litigation, arbitration, governmental or administrative proceedings, actions, examinations, claims or demands pending, or to the knowledge of the Company, threatened that could materially adversely affect performance by the Company of its obligations under this Note.

4.5 Use of Proceeds. The proceeds of advances made hereunder will be used solely for the purposes set forth in Section 2.5 hereof.

The representations and warranties set forth in this Article 4 shall survive the execution and delivery of this Note.

ARTICLE V

DEFAULT AND REMEDIES

5.1 Events of Default. An “Event of Default” occurs if:

(a) the Company defaults in the payment of principal of or interest on this Note when the same becomes due and payable and, with respect to a default in the payment of interest, such default continues for 5 business days after the Company has received written notice thereof;

(b) the Company shall fail to observe or perform any other covenant or agreement contained in this Note and such default continues for 10 days after the Company has received written notice thereof;

(c) the Parent or the Company shall fail to make any payment of principal of or interest on any indebtedness for money borrowed when due after giving effect to any applicable grace periods (whether due by acceleration or otherwise) and the aggregate amount of all past-due indebtedness (including indebtedness accelerated pursuant to the terms thereof) shall be equal to or greater than $10,000,000;

(d) the Parent or the Company (i) shall commence a voluntary case concerning itself under any Bankruptcy Law now or hereafter in effect, or any successor thereof; (ii) is the object of an involuntary case under any Bankruptcy Law; or (iii) commences any Distribution Event or is the object of an involuntary Distribution Event; and/or

(e) any representation or warranty set forth in this Note shall prove to be incorrect in any material respect and such default continues for 10 days after the Company has received written notice thereof.

5.2 Remedies.

(a) If an Event of Default (other than an Event of Default under Section 5.1(d)) shall occur and be continuing, the Holder may declare by notice in writing given to the Company, the entire unpaid principal amount of this Note, together with accrued but unpaid interest thereon, to be immediately due and payable, in which case this Note shall become immediately due and payable, both as to principal and interest, without presentment, demand, default, notice of intent to accelerate and notice of such acceleration, protest or notice of any kind, all of which are hereby expressly waived, anything herein or elsewhere to the contrary notwithstanding.

(b) If an Event of Default under Section 5.1(d) shall occur and be continuing the entire unpaid principal amount of this Note, together with accrued but unpaid interest thereon, shall automatically become immediately due and payable, both as to principal and interest, without presentment, demand, default, notice of intent to accelerate and notice of such acceleration, protest or notice of any kind, all of which are hereby expressly waived, anything herein or elsewhere to the contrary notwithstanding.

(c) If any Event of Default shall have occurred and is continuing, the Holder may proceed to protect and enforce its rights either by suit in equity or by action at law, or both. In addition, in such event the Holder shall be entitled to exercise all of its rights and remedies under the Guaranty (as hereinafter defined).

ARTICLE 6

SECURITY

6.1 Pledge of Collateral and Guaranty. To secure payment and performance of the obligations under this Note, the Company hereby grants to the Holder a first priority Lien and security interest in the Collateral. In addition, this Note is guaranteed by the Parent pursuant to a Guaranty of even date herewith (the “Guaranty”).

ARTICLE 7

MISCELLANEOUS

7.1 Amendment. This Note may be amended, modified, superseded or cancelled, and any of the terms, covenants, or conditions hereof may be waived, only by a written instrument executed by the Company and the Holder at such time.

7.2 Successors and Assigns.

(a) The rights and obligations of the Company and the Holder under this Note shall be binding upon, and inure to the benefit of, and be enforceable by, the Company and the Holder, and their respective permitted successors and assigns.

(b) The Holder may not sell, assign (by operation of law or otherwise), transfer, pledge, grant a Lien on, or otherwise dispose of this Note or any portion hereof or any rights or obligations hereunder unless the Company has granted its prior written consent; provided, however, that the Holder may transfer or assign this Note or any portion thereof to any one or more affiliates of Holder.

(c) The registered owner of this Note may be treated as the owner of it for all purposes.

7.3 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Note and the validity and enforceability hereof shall be governed by and construed and interpreted in accordance with the laws of the State of Illinois without giving effect to conflict of laws rules or choice of laws rules thereof. The Company hereby submits itself to non-exclusive jurisdiction in any suit, action or proceeding with respect to this Note brought in the Courts of the State of Illinois or in the United States District Court for the Northern District of Illinois. THE COMPANY AND THE HOLDER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS NOTE OR ANY AMENDMENT, INSTRUMENT OR DOCUMENT WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH THE HOLDER AND THE COMPANY ARE ADVERSE PARTIES IN CONNECTION HEREWITH OR THEREWITH, AND EACH AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE HOLDER GRANTING ANY FINANCIAL ACCOMMODATION TO THE COMPANY.

7.4 Waivers. Except as may be otherwise provided herein, the makers, signers, sureties, guarantors and endorsers, if any, of this Note severally waive demand, presentment, notice of dishonor, notice of intent to demand or accelerate payment hereof, notice of acceleration, diligence in collecting, grace, notice, and protest, and agree to one or more extensions for any period or periods of time and partial payments, before or after maturity, without prejudice to the Holder.

7.5 No Waiver by Holder. No failure or delay on the part of the Holder in exercising any right, power or privilege hereunder and no course of dealing between the Company and the Holder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

7.6 Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and addressed as follows (i) if to the Holder, addressed to it at 1603 Orrington Avenue, Suite 810, Evanston, Illinois 60201, (ii) if to the Company, addressed to it at 16803 Dallas Parkway, Addison, Texas 75001, Attention: Chad Burkhardt, or to such other address as the Company may have designated in writing to the Holder. All notices addressed as above shall be deemed to have been properly given: (i) if served in person, upon acceptance or refusal of delivery; (ii) if mailed by certified or registered mail, return receipt requested, postage prepaid, on the third (3rd) day following the day such notice is deposited in any post office station or letter box; (iii) if sent by recognized overnight courier, on the first (1st) day following the day such notice is delivered to such carrier or (iv) if given by facsimile or other electronic transmission, on the day acknowledgment of receipt is received.

7.7 Limitation on Interest. Notwithstanding any other provision of this Note, interest on the indebtedness evidenced by this Note is expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of this Note or otherwise, shall the interest contracted for, charged or received by the Holder exceed the maximum amount permissible under applicable law. If from any circumstances whatsoever fulfillment of any provisions of this Note or of any other document evidencing, securing or pertaining to the indebtedness evidenced hereby, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the Holder shall ever receive anything of value as interest or deemed interest by applicable law under this Note or any other document evidencing, securing or pertaining to the indebtedness evidenced hereby or otherwise an amount that would exceed the Maximum Rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under this Note or on account of any other indebtedness of the Company to the Holder, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of this Note and such other indebtedness, such excess shall be refunded to the Company. In determining whether or not the interest paid or payable with respect to any indebtedness of the Company to the Holder, under any specific contingency, exceeds the Maximum Rate, the Company and the Holder shall, to the maximum extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, (c) amortize, prorate, allocate and spread the total amount of interest throughout the term of such indebtedness so that the actual rate of interest on account of such indebtedness does not exceed the Maximum Rate permitted by applicable law, and/or (d) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than the Maximum Rate. The terms and provisions of this paragraph shall control and supersede every other conflicting provision of this Note and all other agreements between the Company and the Holder.

7.8 Expenses. The Company shall pay the Holder all out-of-pocket fees and expenses, including, without limitation, reasonable out-of-pocket fees and expenses of legal counsel, incurred by the Holder in connection with the enforcement of this Note.

7.9 Interpretation. For purposes of this Note, (a) “or” is not exclusive, (b) “including” means “including without limitation,” (c) words in the singular include the plural, and vice versa, and (d) references to “$” and “dollars” mean lawful money of the United States of America.

7.10 Series of Notes. This Note is one of a series of Promissory Notes (the “Series Notes”) made in connection herewith in an aggregate principal amount of up to Three Million Dollars ($3,000,000). Each request for an advance pursuant to Section 2.4 hereof shall be made pro rata among Holder and the other holders of the Series Notes. This Note and the other Series Notes shall rank pari passu as to the payment of principal and interest. Holder agrees that any payments or prepayments to Holder and to holders of the other Series Notes, whether principal, interest or otherwise, shall be made pro rata among Holder and the other holders of the Series Notes based upon the aggregate unpaid principal amount of this Note and the other Series Notes. None of the Series Notes nor any term thereof may be amended or waived except by a written instrument signed by the Company and the holders of Series Notes representing a majority of the aggregate outstanding principal amounts under the Series Notes, and any such amendment or waiver shall be binding on all of the holders of Series Notes. Holder agrees that the exercise of any rights and remedies under this Note or the Guaranty by Holder or by another holder of a Series Note under such Series Note or any guaranty thereof by the Parent shall affect and be for the benefit all holders of the Series Notes on a pro rata basis based upon the aggregate unpaid principal amount of the Series Note held by such holder.

7.11 Counterpart Execution. This Note may be executed in any number of counterparts and by different parties hereto on separate counterparts, and all such counterparts taken together shall be deemed to constitute one instrument. Delivery of an executed counterpart signature page to this Note by telecopy or electronically (such as a .pdf file) shall be effective as delivery of manually executed counterparts of this Note.

EXECUTED as of the date first written above.

TRANSATLANTIC PETROLEUM (USA) CORP.

By:	/s/ Wil F. Saqueton
Name:	Wil F. Saqueton
Title:	Vice President & CFO

The undersigned agrees to make advances as required pursuant to Section 2.4 of this Note.

GARY WEST CRT 2 LLC

By:	/s/ Marc D. Harper
Name:	Marc D. Harper
Title:	Vice President

By:	/s/ Thomas B. Barker
Name:	Thomas B. Barker
Title:	Trustee